UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): September 29, 2015

BioTime, Inc.
(Exact name of registrant as specified in its charter)

California	1-12830	94-3127919
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1301 Harbor Bay Parkway
Alameda, California 94502
(Address of principal executive offices)

(510) 521-3390
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Forward-Looking Statements

Any statements that are not historical fact (including, but not limited to statements that contain words such as “may,” “will,” “believes,” “plans,” “intends,” “anticipates,” “expects,” “estimates”) should also be considered to be forward-looking statements.  Additional factors that could cause actual results to differ materially from the results anticipated in these forward-looking statements are contained in BioTime’s periodic reports filed with the SEC under the heading “Risk Factors” and other filings that BioTime may make with the Securities and Exchange Commission.  Undue reliance should not be placed on these forward-looking statements which speak only as of the date they are made, and the facts and assumptions underlying these statements may change.    Except as required by law, BioTime disclaims any intent or obligation to update these forward-looking statements.

References to “we,” “us”, and “our” mean BioTime, Inc. and its subsidiaries unless the context otherwise indicates.

Item 7 of this Report and Exhibit 99.1 shall be deemed “furnished” and not “filed” under the Securities Exchange Act of 1934, as amended.

Section 1 – Registrant’s Business and Operations

Item 1.01 – Entry into a Material Definitive Agreement

On September 29, 2015, our subsidiary, OrthoCyte Corporation, referred to as OrthoCyte, and Heraeus Medical GmbH, referred to as Heraeus, entered into a License Agreement and a Research and Development Agreement for the development of innovative bone grafting therapies based on the use of BioTime’s proprietary PureStem® human embryonic progenitor cell technology.

Pursuant to the terms of the Research and Development Agreement, OrthoCyte will carry out a research and development project, referred to as the Project, aimed at producing a cell therapy bone grafting product, referred to as the Product, based on BioTime’s proprietary PureStem® human embryonic progenitor cell technology and either OrthoCyte’s proprietary HyStem® scaffold technology for delivery of bioactives, referred to as the OrthoCyte Technology, or Heraeus’ scaffold technology owned by it or licensed from third parties, referred to as the Heraeus Technology. The OrthoCyte Technology includes technology owned by it or BioTime or licensed from third parties.  Under the terms of the Research and Development Agreement, Heraeus would make an upfront payment of $1,000,000 and additional payments to OrthoCyte upon achieving certain milestones, and reimburse OrthoCyte for all of its costs and expenses incurred in connection with the Project.  Results of the Project, including with respect to the Product, that directly relate to the OrthoCyte Technology, or that incorporate into or embody the OrthoCyte Technology in the Product, will be owned by OrthoCyte, both within and outside the field of use, subject to Heraeus’ rights under the Research and Development Agreement and the License Agreement.  Results of the Project, including with respect to the Product, that directly relate to the Heraeus Technology, or that incorporate into or embody the Heraeus Technology in the Product, will be owned by Heraeus, both within and outside the field of use, subject to OrthoCyte’s rights under the License Agreement. The Research and Development Agreement provides that OrthoCyte will manufacture all Product, but would assist Heraeus in establishing a second manufacturing source if requested, in each case pursuant to a manufacturing and supply agreement to be negotiated between the parties.   The Research and Development Agreement is effective until the completion and payment of the last milestone set forth in the Project plan, but may be terminated by either party immediately upon written notice to the other party if the other party fails to remedy any material breach of the agreement within 90 days following receipt of written notice of such breach.  In addition, Heraeus may terminate the Research and Development Agreement (i) if the Product is not merchantable or fit for use in the field of use, (ii) if a milestone cannot be fulfilled in the view of OrthoCyte, (iii) in the case either OrthoCyte’s or Heraeus’ technology used in the Product infringes a third party’s intellectual property rights, or (iv) by written notice to OrthoCyte within 14 days following achievement of a milestone and payment to OrthoCyte of any milestone payments due.

Pursuant to the terms of the License Agreement, OrthoCyte has licensed the OrthoCyte Technology to Heraeus, and Heraeus has licensed the Heraeus Technology to OrthoCyte.  The license grant by OrthCyte to Heraeus is exclusive and worldwide in the field of bone grafting for all osteoskelton diseases and injuries, except oral maxilla-facial.  The license grant by Heraeus to OrthoCyte is exclusive and worldwide in all other fields.  Pursuant to the License Agreement, each of Heraeus and OrthoCyte will pay certain specified royalties to each other based on their respective net sales of the Product. The License Agreement contains customary confidentiality obligations and representations and warranties. The License Agreement has a term expiring on the last to expire of the OrthoCyte patents licensed to Heraeus under the agreement, but may be terminated earlier (i) by Heraeus, at its sole discretion, on six months’ prior written notice or (ii) by either party for cause, such as default by the other party in any of its material obligations under the agreement which remains uncured for 60 days following written notice of the default, the other party challenges the intellectual property rights of the terminating party or the other party suffers an event of insolvency or bankruptcy.  In addition, the License Agreement will terminate if the Research and Development Agreement is terminated prior to the launch of the Product.

Section 7 - Regulation FD

Item 7.01 - Regulation FD Disclosure

The press release furnished as Exhibit 99.1 to this Report is incorporated by reference into this Item 7.01.

Section 9 – Financial Statements and Exhibits

Item 9.01 – Financial Statements and Exhibits

Exhibit Number	Description

99.1	Press release, dated September 30, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIOTIME, INC.

Date:	September 30, 2015	By:	/s/ Robert W. Peabody
Senior Vice President and
Chief Financial Officer

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